(m)(2)(i)

AMENDED SCHEDULE A

Name of Fund

ING Lehman Brothers Aggregate Bond Index Portfolio

ING Morningstar U.S. Growth Index Portfolio

ING Russell Large Cap Index Portfolio

ING Russell Mid Cap Index Portfolio

ING Rusell Small Cap Index Portfolio

ING International Index Portfolio

ING VP Global Science and Technology Portfolio

ING VP Growth Portfolio

ING VP Index Plus LargeCap Portfolio

ING VP Index Plus MidCap Portfolio

ING VP Index Plus SmallCap Portfolio

ING VP Small Company Portfolio

ING VP Value Opportunity Portfolio

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio